EXHIBIT 3(i) Articles of Incorporation

                          CERTIFICATE OF INCORPORATION
                                       OF
                        ALTERNATIVE ENERGY SOURCES, INC.

FIRST. The name of this corporation shall be:

                        ALTERNATIVE ENERGY SOURCES, INC.

SECOND. Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808, and its registered agent at such address is THE COMPANY COPORATION.

THIRD. The purpose or purposes of the corporation shall be:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares this corporation is authorized to issue is:

     Seventy Five Million (75,000,000) Shares With A Par Value Of ($ .0001) Per Share

FIFTH. The name and mailing address of the incorporator is as follows:

        Angela Norton
        The Company Corporation
        2711 Centerville Road, Suite 400
        Wilmington, DE 19808

SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

IN WITNESS WHEREOF, The undersigned being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this eighth day of April, A.D. 2002.

                                                         /s/ Angela Norton
                                                         -----------------------
                                                             Incorporator

   STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 04/08/2002
   020226727 - 3511396